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                                                                   Exhibit 10.21

                           PREFERRED ACCESS AGREEMENT


         THIS AGREEMENT is made this 21st day of December, 2001, effective January 1, 2001, between MEC HOLDINGS (CANADA) INC., an Ontario corporation ("MEC") and MAGNA INTERNATIONAL INC., an Ontario corporation ("Magna").

WHEREAS:

A.       MEC owns and operates the Magna Golf Club in Aurora, Ontario (the
         "Club");

B. Magna maintains its head office in Aurora, Ontario, adjacent to the Club;

C. Magna requires the use of both the golf course and the clubhouse meeting, dining and other facilities of the Club from time to time for certain Magna-sponsored corporate and charitable events, as well as for business development, marketing or other business purposes; and

D. MEC wishes to make the Club available to Magna from time to time on the terms and conditions and in consideration of the fees provided for herein.

         NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.       GRANT OF PREFERRED ACCESS

(a) Magna shall have a right of access (the "Right of Access") to use, from time to time, the clubhouse, golf course, rental suites (of which one shall be a dedicated suite, reserved for use by Magna), meeting rooms, dining facilities and all other areas comprising part of the Club (collectively, "Facilities"), for:

         (i) up to three (3) major and four (4) minor Magna-sponsored one-day corporate or charitable events per annum, without payment of any rent or other such usage fee. An event is considered "major" if it entails the use of the Facilities, to the exclusion of members, for substantially all of one day. A "minor" event is one which is either restricted to a morning or afternoon, or which can accommodate the simultaneous use of the Facilities by members of the Club;

         (ii) additional Magna-sponsored tournaments or other events, upon payment of the Club's then applicable rate, which shall not exceed the current fair market rate for such use of a golf club of similar calibre; and

         (iii) business development, marketing or other business purposes;

         all upon the terms and conditions set out in this agreement.

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(b)      Provided there is no unreasonable interference with the members of the
         Club, Magna's Right of Access may be exercised in preference and priority to all other users of the Facilities of the Club.

(c) Magna may exercise its Right of Access to the Club by notifying MEC in writing, in advance, of the intended dates, times and Facilities required, as well as reasonable details as to the tournament or other event intended to be held where applicable. MEC shall promptly advise Magna in writing whether or not the required Facilities will be available when requested.

(d) Magna agrees to use the Club and its Facilities, and to exercise its Right of Access, in the manner and subject to the terms and conditions contained in this agreement.

2.       MEMBERSHIPS

(a) During the term of this agreement, as long as it has paid all fees then due and is not otherwise in default of any material provision of this agreement, Magna shall be entitled to nominate thirty (30) members from time to time (the "Nominated Members") to enjoy all the rights and privileges of membership in the Club, without payment of any membership fees or annual fees.

(b) Spouses of Nominated Members may enjoy all the rights and privileges of spousal membership in the Club, so long as their spouses are Nominated Members, without payment of any membership fees or annual fees.

(c) Guests of Nominated Members may use the Facilities of the Club, without payment of guest fees, and with or without the Nominated Member being present at the time, provided there is no unreasonable interference with the members of the Club.

(d) During the term of this agreement, Magna shall be entitled to change its designation of its Nominated Members, as often as it wishes, without payment of any transfer fees.

(e) During the term of this agreement, Magna shall be given advance notice of and be entitled to veto any proposed material change in the operating philosophy and/or governing rules and other regulations of the Club, provided that, MEC shall continue to have full authority and discretion to manage the day-to-day operations of the Club as it sees fit.

(f) Upon the expiry of the term of this agreement, Magna shall have the option, provided it has paid all fees due hereunder and is not otherwise in default of any material provision of this agreement, to purchase:

         (i) thirty (30) memberships with accompanying spousal memberships for CDN $1.00 each; and

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         (ii)     at any time or from time to time, within the next ten (10)
                  years, up to an additional twenty (20) memberships for CDN$65,000 each.

3.       TERM

         The term of this agreement shall be deemed to have commenced on January 1, 2001 and shall terminate at 11:59 p.m. on December 31, 2003.

4.       FEES AND OTHER CHARGES

         Magna covenants and agrees to pay to MEC the following fees and other charges at the time or times hereinafter provided:

(a) ANNUAL FEE: The sum of CDN $5.0 million per annum (the "Annual Fee"), together with GST and/or PST, if applicable, payable monthly in advance in equal instalments of CDN$416,667 per month during the term of this agreement, commencing January 2002. The Annual Fee for 2001, being CDN $5.0 million, shall be paid in full no later than December 31, 2001.

(b) EXPENSES: MEC's regular charges for all goods and services consumed pursuant to the Right of Access, with the sole exception of greens fees, golf cart rental fees and the goods and services provided pursuant to Section 5 (which are included in the Annual Fee).

(c) TAXES: An amount equal to all taxes (excluding income taxes), licence fees, rates, duties, assessments and other fees payable by MEC pursuant to any applicable law arising from Magna's use of the Facilities.

         Restaurant, pro shop and other goods and services shall be billed monthly by MEC to Magna at MEC's regular rates, without any discount or surcharge. All amounts due from Magna to MEC hereunder, other than the Annual Fee, shall be paid within thirty (30) days of the date of any invoice delivered by MEC to Magna.

5.       SERVICES SUPPLIED BY MEC

(a) In connection with any corporate or charitable tournament or other event held by Magna at the Club, MEC shall furnish to Magna, without charge, the services customarily provided by operators of comparable facilities for such events, but expressly excluding food and beverage services and pro shop purchases, which shall be billed at MEC's regular rates for such goods and services.

(b) MEC shall rebate to Magna, on a quarterly basis, in arrears, all amounts paid by Magna for food and beverage services consumed:

         (i) by Nominated Members or their guests, up to a maximum of $300,000 per year; and

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         (ii)     by occupants of the rental suites at the Club.


6.       REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) Magna hereby represents, warrants and covenants as follows and acknowledges that MEC is relying upon the same in entering into this agreement:

         (i) Magna will not use or permit the use of the Club or its Facilities, nor do or permit anything to be done on or about the Club's premises or its Facilities, in violation in any material respect of any applicable laws or regulations;

         (ii) Magna will not use or permit the use of the Club or its Facilities, nor do or permit anything to be done on or about the Club's premises or its Facilities, which, in whole or in part, is detrimental in any material respect to the image or reputation of the Club, MEC or Magna Entertainment Corp.;

         (iii) Magna shall comply in all material respects with those rules and regulations published from time to time by MEC relating to the use of the Club and its Facilities by Club members and others provided that they are not inconsistent with Magna's rights under this agreement;

         (iv) Magna will not use or permit anything to be done on or about the Club's premises or its Facilities which (i) would create a material risk, threat or danger to the Club or any part of its Facilities, the contents of any building thereon or to any person on or about the Club, or (ii) would constitute a material nuisance, including without limitation, the making or permitting of any unusually loud noise, or disrupt the members or other customers of the Club; and

         (v) the execution and delivery of this agreement have been duly authorized by the Board of Directors of Magna and this agreement has been validly executed and delivered by the proper officers of Magna pursuant to such authorization.

(b) MEC hereby represents, warrants and covenants as follows and acknowledges that Magna is relying upon the same in entering into this agreement:

         (i) this agreement has been validly executed and delivered by the proper officers of MEC; and

         (ii) although senior management of MEC may submit this agreement to the Board of Directors of its parent company, Magna Entertainment Corp., for ratification, no such prior approval is required in order for this agreement to be binding on MEC.

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7.       RESPONSIBILITY AND INDEMNITY

(a) Magna hereby assumes responsibility for the actions and conduct of all persons admitted to the Club or to any portion of its Facilities in connection with a Magna-sponsored tournament or other event with the consent or acquiescence of Magna or any person acting for or on behalf of Magna.

(b) Magna agrees to indemnify and hold harmless each of MEC, its directors, officers, employees, agents and any other person for whom MEC is legally responsible, from and against any and all actions, claims, costs, damages, liabilities, or losses arising from or out of the use by Magna of the Club, or any portion of its Facilities, except for those actions, claims, costs, damages, liabilities, or losses arising from the negligence, wilful misconduct or unlawful act of such indemnified parties.

8.       RIGHTS OF FIRST REFUSAL

         If, during the term of this agreement, MEC proposes to sell the Club as a whole, or to sell the clubhouse and/or golf course separately, to an arm's length third party:

(a) MEC shall advise Magna in writing of the proposed sale and provide reasonable details as to the Facilities proposed to be sold. Magna shall advise MEC in writing, within ten (10) business days of receipt of such written notice, whether Magna is interested in purchasing such Facilities. If Magna has so advised MEC of its interest to purchase, Magna and MEC shall negotiate in good faith the terms and conditions of such purchase. In the event a binding agreement is not reached between Magna and MEC within sixty (60) days of Magna giving written notice of its interest in purchasing, MEC shall be entitled to offer the Facilities which it proposes to sell to an arm's length third party at any time thereafter.

(b) MEC shall advise Magna in writing if it has agreed conditionally, or received an offer which it wishes to accept, to sell the Club as a whole, or the clubhouse and/or golf course, to an arm's length third party and provide reasonable details as to the identity of the proposed third party purchaser, the purchase price, the principal terms and conditions (including the proposed closing date), as well as a copy of any executed purchase agreement. Magna shall advise MEC, in writing, within ten (10) business days of receipt of the purchase notice from MEC, whether it wishes to purchase the Club or such Facilities, whereupon there shall be a binding agreement of purchase and sale between Magna and MEC upon the same terms and conditions as with the proposed third party purchaser. If Magna fails to give written notice within the ten (10) business day time period, Magna shall be deemed to have waived its right of first refusal and MEC shall be entitled to proceed with the sale to the third party purchaser at the purchase price and on substantially the same terms and conditions delivered to Magna. In the event the sale to the third party does not close within one hundred and twenty (120) days of Magna's receipt of the purchase notice, MEC shall be required to comply again with the terms and conditions of this section before effecting a sale of the Club or such Facilities to an arm's length third party.

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9.       GENERAL

(a) This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b) This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

(c) This agreement may be executed in any number of counterparts and may be executed by facsimile copy. Each executed counterpart shall be deemed to be an original; all executed counterparts taken together shall constitute one agreement.

         IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first written above.

                           MEC HOLDINGS (CANADA) INC.


                           By:_________________________________
                                  Graham J. Orr
                                  Executive Vice-President and
                                  Chief Financial Officer


                           By:_________________________________
                                  Gary M. Cohn
                                  Vice-President and Secretary


                           MAGNA INTERNATIONAL INC.


                           By:_________________________________
                                   Vincent J. Galifi
                                   Executive Vice-President, Finance &
                                   Chief Financial Officer


                           By:_________________________________
                                   J. Brian Colburn
                                   Executive Vice-President, Special
                                   Projects and Secretary